SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of December 23, 2011 (this "Amendment"), is made by and among WASHINGTON REAL ESTATE INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the "Borrower"), each of the lenders party to the "Credit Agreement" (defined below (collectively, the "Lenders"), and SUNTRUST BANK, as agent for the Lenders ("SunTrust").

RECITALS

WHEREAS, the Borrower, the Lenders and the Agent are parties to a certain Credit Agreement, dated as of June 29, 2007 (as amended, supplemented or otherwise modified through the date hereof, the "Credit Agreement"; capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement); and

WHEREAS, the Borrower has requested that the Agent and the Lenders amend the Credit Agreement to provide that Letters of Credit may have an expiration date after the Termination Date; and

WHEREAS, the Agent and the Lenders are willing to so amend the Credit Agreement, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENT TO CREDIT AGREEMENT. As of the Amendment Effective
Date (as defined in Section 3 hereof), the Credit Agreement is hereby amended as follows:

1.1 Section 2.3(a). Section 2.3(b) of the Credit Agreement is hereby amended by adding the following to the end of Section 2.3(b):

"Notwithstanding the foregoing but subject to all other terms and conditions of this Agreement, if requested by the Borrower, the Agent, on behalf of the Lenders, may amend or replace Letter of Credit No. F848888 issued by the Agent on August 23, 2006, for the benefit of LB-UBS Commercial Mortgage Trust in the stated amount of $815,235.00 (the "LOC") for the purpose of extending the expiration date (now scheduled on February 23, 2012) for an additional period of up to one (1) year after the Termination Date, provided that on the Termination Date, the Borrower shall provide cash collateral for the LOC in the amount and manner provided in, and subject to the terms of Section 2.15 and, for the avoidance of doubt, all obligations of Borrower in respect of the LOC shall continue in full force and effect until the LOC has expired and all reimbursement or other obligations in regard thereto have been paid in full."

SECTION 2. REPRESENTATIONS AND WARRANTIES OF BORROWERS

In order to induce the Lenders and the Agent to enter into this Amendment, each Borrower represents and warrants to each Lender and the Agent that the following statements are true, correct and complete:

(i) the Borrower has the power and authority, and the legal right, to make, deliver and perform its obligations this Amendment;

(ii) the Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment;

(iii) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect;

(iv) the execution, delivery and performance of this Amendment will not violate any Applicable Law or violate, contravene or conflict with any contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Borrowers or any other Loan

Party is a party or by which the Borrowers or any other Loan Party may be bound (a "Contractual Obligation"), and will not result in, or require, the creation or imposition of any Lien on any of their respective prope1ties or revenues pursuant to any such Applicable Law or any such Contractual Obligation;

(v) this Amendment has been duly executed and delivered by the Borrower and is the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(vi) the representations and warranties contained in Section 6 of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof and the Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; and

(vii) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or Event of Default.

SECTION 3. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective upon execution and delivery of this Amendment by the Agent, the Lenders and the Borrower.

SECTION 4. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan
Documents.

(i)     On and after the effective_ date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof”, "herein" or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

B. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.

D. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	WASHINGTON REAL ESTATE INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland
By : /s/ William T. Camp

Name: William T. Camp
Title: EVP /Chief Financial Officer

LENDERS:

SUNTRUST BANK

By: /s/ John M. Szeman
Name: John M. Szeman
Title: Vice President

ADMINISTRATIVE AGENT:

SUNTRUST BANK

By: /s/ John M. Szeman
Name: John M. Szeman
Title: Vice President